Exhibit 10.1

August 3, 2012

Sam Trujillo

Re:	Letter Agreement and Release of Claims

Dear Mr. Trujillo:

This Letter Agreement and Release of Claims (“Agreement”) summarizes the understanding and agreement we have reached concerning your separation and transition from your employment at Conceptus, Inc. (“the Company”). Specifically, we have agreed as follows:

1. Departure from the Company. Your employment with the Company terminated as of July, 2, 2012 (“The Separation Date”). You agree you have received your final paycheck, reflecting all earned wages, including accrued but unpaid PTO, less customary employee withholdings.

2. Separation Payment. Assuming you sign and do not revoke this Agreement, which includes a full release of claims, and assuming you otherwise comply with the terms of this Agreement, the Company agrees to provide you with a check in the gross amount of $10,416, representing 2 weeks of your base pay, less customary employee withholdings. Absent revocation, such amount will be paid on the fifteenth business day after this Agreement is signed.

3. Company Benefits. Assuming you sign and do not revoke this Agreement, which includes a full release of claims, and assuming you otherwise comply with the terms of this Agreement, the Company agrees to reimburse your current medical, dental and vision COBRA coverage through January 2013. Beginning February 1, 2013, you may continue receiving such benefits pursuant to the terms of COBRA, should you so elect, but at your own expense. The Company agrees to reimburse up to $5,000 in total for the costs you incur in transporting your personal goods and flying your family (via non first class air passage) back to New Jersey.

4. Stock. Details on amounts of vested shares and shares exercisable underlying your equity awards as of the Separation Date are set forth on the Personnel Option Status chart attached hereto as Exhibit 1. All stock grants and stock purchases through the Company ESPP can be accessed through your online eTrade account. Your unvested stock options, restricted stock units, and stock appreciation rights terminated on July 2, 2012.

5. Unemployment Benefits. The Company will not take any steps to contest any claim for unemployment insurance benefits should you elect to pursue such benefits.

6. Return of Company Property and payment of American Express balance. You agree that on or before the date you sign this Agreement, you will return to the Company all Company documents (and all copies thereof) which you used or had access to during your employment with the Company, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, and computer-recorded information. In addition, this confirms that on or before the date you sign this Agreement, you will return to the Company all other tangible property or equipment, including such things as company car, cell phone, gas card, credit cards, entry cards, identification badges, laptop computer, iPad and any other items that are the property of the Company. You further acknowledge that, in light of the termination, your American Express card has been canceled, and you are responsible for the balance due on the account of approximately $550. You acknowledge that the balance must be paid in full prior to the receipt of the separation payment set forth in paragraph two.

7. Continuing Obligations Regarding Company Proprietary Information. You understand and agree that despite your departure from the Company effective on the Separation Date, certain obligations set forth in the Conceptus Proprietary Information and Inventions Agreement that you signed on December 21, 2010 are continuing and survive the termination of your employment with the Company. (A copy is attached hereto as Exhibit 2.) Included among such obligations is your agreement to protect and preserve, and not use or disclose to any third parties, trade secrets or other sensitive, proprietary information of the Company. You understand and agree that you are additionally obligated under the Conceptus Proprietary Information and Inventions Agreement to refrain from encouraging or soliciting any employee or consultant of the Company to leave the Company for any reason. You understand that this non-solicitation provision remains in effect during your employment and for one year following your employment.

8. No Legal Actions. You agree that you have not filed, nor will you file in the future, any claim, charge or lawsuit against any of the Releasees, as defined in paragraph 9 below, relating to your employment with the Company, the termination thereof, or any other matter or event occurring up to the date of this Agreement.

9. Release of Claims. In exchange for the special accommodations and considerations set forth in this Release -- in particular, the severance payment and benefits continuation described in paragraphs 2 and 3 above, to which you would not otherwise be entitled -- you agree, on behalf of your spouse, heirs and assigns, to release the Company, and all of the Company’s current and former officers, directors, shareholders, employees, investors, affiliates, agents, attorneys and representatives (“Releasees”), from any and all claims, demands, actions or liabilities, including claims for wrongful termination, breach of contract, violation of state and/or federal discrimination statutes, including the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Workers’ Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Older Workers’ Benefit Protection Act, the Family Medical Leave Act, as well as any analogous or similar state statutes, and any other claims whatsoever based on contract, implied contract, tort, or under any other federal, state or local statute, regulation or ordinance, which might exist with respect to your employment with the Company, the termination thereof, or any other matter or event occurring up to the date of this Release. This release extends to any and all claims for alleged unpaid wages, benefits, salary, vacation pay, sick pay, paid time-off, bonuses, commissions or compensation of any kind. This release also extends to any and all claims for attorneys’ fees, interest, costs, and/or penalties of any kind. What this means is that you agree and acknowledge that you have not filed a claim, action or lawsuit against any of the Releasees, nor will you file a claim, action or lawsuit against any of the Releasees at any time in the future, which relates in any way to your employment with the Company, the termination thereof, or any other matter or event occurring up to the date of this Release; provided, however, that this release does not extend to (a) claims which cannot be waived or released as a matter of law, (b) claims for indemnification you may have pursuant to statute; or (c) any claims for coverage pursuant to any insurance policy maintained by the Company.

10. Waiver of Section 1542. You further understand that as part of the consideration for the release described in this Agreement, you waive the provisions of Section 1542 of the California Civil Code, or any analogous statute from another state. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

It is understood that all rights and benefits afforded by Section 1542 are specifically waived.

11. Confidentiality. Subject to any disclosure requirements under federal law, the provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

12. Non-disparagement. You agree that you will refrain from making any derogatory, disparaging and/or detrimental statements, either orally or in writing, to any other person or third party about the Company or any of the Releasees, including statements about the Company’s products, business, services or current or former directors, officers or employees. The Company will direct its officers and directors to refrain from making any derogatory or disparaging statements, either orally or in writing, to any other person or third party about you.

13. Employment References. In the event the Company receives reference inquiries from prospective employers, the Company agrees to follow its customary procedure by confirming only dates of employment and last position held.

14. Cooperation on Personnel matters. You understand that            has complained that you mischaracterized the circumstances             of departure from the Company. In connection with the Company’s good faith attempts to respond to this complaint, you agree to sign and return a statement under penalty of perjury to the effect that you did not terminate            from the Company. You further agree to cooperate in providing truthful information relevant to this complaint.

15. Miscellaneous.

a. Entire Agreement. This Agreement, including Exhibits 1 and 2, which are hereby incorporated by reference herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter described herein. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Any changes or modifications must be made in writing and signed by both you and an authorized representative of the Company.

b. Binding Effect. This Agreement shall be binding upon you, your spouse, heirs, administrators, successors and assigns, and shall inure to the benefit of the Company, and its successors and assigns.

c. No Admission Of Liability. The Company enters into this Agreement for the sole purpose of avoiding any potential disputes or misunderstandings. This Agreement shall in no way be construed as an admission by the Company, or any of the Releasees, of any wrongful conduct, or that you have any rights against the Company or the Releasees.

d. Construction And Invalidity. In the event that any provision of this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

e. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

f. Release Voluntary. You acknowledge that you understand the words, terms and effects of this Agreement and that you have entered into this Agreement voluntarily.

16. Rescission And Revocation. You understand that you have been advised to review this Agreement with an attorney of your choosing, and that you have a period of twenty-one (21) days within which to consider this Agreement before signing it (although you are not required to wait the full twenty-one (21) days before signing). In addition, you understand that you have the right to revoke this Agreement within seven (7) days of its execution, and that this Agreement is not effective or enforceable until that revocation period has expired. You understand that if you elect to rescind this Agreement, you must send written notification to me at Conceptus, Inc., 331 E. Evelyn Avenue, Mountain View, California 94041.

17. This offer will expire if not executed within the 21-day period referenced above in paragraph 16.

Sam, if this Agreement is acceptable to you, please sign below and return the original to me.

We wish you good luck in your future endeavors.

Sincerely,

/s/ Lori Ciano
Lori Ciano
Executive Vice President, Human Resources Conceptus Inc.

Exhibit 1 — Personnel Option Status Chart

Exhibit 2 — Conceptus Proprietary Information and Inventions Agreement

I AGREE TO THE TERMS SET FORTH ABOVE:

/s/ Sam Trujillo	Date: August 9, 2012
Name

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